JOSEPH W. SUTTON
                           SUTTON VENTURES GROUP, LLC
                        1100 LOUISIANA STREET, SUITE 1210
                                HOUSTON, TX 77002
                                 (713) 571-4000

                                                 September 7, 2001



Sulphco Inc.                                      Via Facsimile No. 775-829-1351
c/o Dr. Rudolph W. Gunnerman
Chairman of the Board
1650 Meadow Wood Lane
Reno, Nevada 89502

         Re: Sulphco Inc.

Dear Dr. Gunnerman:

         I have been advised today that Sulphco Inc. filed today with the Securities and Exchange Commission a Registration Statement on Form S-8 in which the Company announced that the Board of Directors authorized the issuance of shares of common stock pursuant to Non-Qualified Stock Option Agreement with Mark Neuhaus.

         At the telephonic Board of Directors meeting held on August 31, 2001, the Board of Directors voted 3 to 2 not to approve Management's proposal to issue such shares.1

         In a conference today with Mr. Harry Holman, Mr. Holman informed me that subsequent to the Board meeting, and without any notice to me, he changed his vote and determined to support the proposed transaction.

         As I received no notice of any Board meeting subsequent to the August 31, 2001 meeting, I have serious doubt about the propriety and effectiveness of Mr. Holman's action under Nevada law and the Company's Bylaws.2

         In any event, because I believe that it was improper as a matter of sound corporate governance for management to secure Mr. Holman's consent without calling a Board meeting, without notice to all Board members, and without an opportunity for discussion I have lost confidence in the management of the Company and I hereby tender my resignation as a member of the Board, effective immediately.
-------------------
         1At the Board meeting of August 31, 2001, Directors Sutton, McLelland, and Holman voted against and Directors Gunnerman and Walker voted for the proposal.

         2The Company's Bylaws require notice to be delivered to all members of the Board prior to any Board of Directors' meeting (Article III, Section 8) or waiver of notice by all non- attending members (Article III, Section 11).


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         I  have  informed  the  Securities  and  Exchange   Commission  of  the
correspondence.


                                             Sincerely,

                                             By: /s/ Joseph W. Sutton
                                             ------------------------
                                                     Joseph W. Sutton


cc: Stephen Cutler, Acting Director of the Division of Enforcement
      Securities and Exchange Commission
      450 Fifth Street, N.W.
      Washington, D.C. 20549
      Via Facsimile No. 202-942-9636

      Andrew J. Beck, Esq.
      Tory's
      237 Park Avenue
      New York, NY 10017
      Via Facsimile No. 212-682-0200


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